                                                                  Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
[OBJECT OMITTED]
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                      April 30, 2003
       Unaudited First Quarter Report         Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com

                             FOR IMMEDIATE RELEASE
                             ---------------------

                  RECORD FIRST QUARTER OPERATING INCOME UP 25%
                  --------------------------------------------

         INDIANAPOLIS, INDIANA, APRIL 30, 2003--Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced record first quarter operating income, defined as net income before capital gains or losses, of $6.1 million, or $.42 per share, compared to the previous first quarter record of $4.9 million, or $.33 per share, for the first quarter of 2002. Capital losses of $1.6 million, or $.11 per share, were realized during the current quarter compared to capital gains of $.5 million, or $.04 per share in the prior year quarter. Including these capital losses, first quarter net income was $4.5 million, or $.31 per share, compared to $5.5 million, or $.37 per share, for the first quarter of 2002.

Direct premiums written increased 49% from the first quarter of 2002, to $56.9 million, with the Company's subsidiaries, Protective and Sagamore Insurance Companies, registering gains of 59% and 31%, respectively. Net premiums earned by the Company's insurance subsidiaries during the first quarter totaled $31.7 million, an increase of 46% from the $21.7 million reported for the first quarter of 2002.

Pre-tax investment income decreased 13% from the 2002 quarter due to continuing declines in pre-tax yields in the Company's bond and short-term investment portfolios. Average invested assets increased 4% from the prior year resulting from positive cash flow; however, yields on new investments and reinvestment of maturing bonds declined, on average, almost 18% from the prior year. Overall after tax yields were also lower than the prior year period consistent with the pre-tax changes.

The Company's excellent premium volume growth was accompanied by an increase in underwriting profitablility. The consolidated combined ratio of 91.9% produced an underwriting gain of $2.6 million compared to a combined ratio of 91.0% and an underwriting gain of $1.9 million for the first quarter of 2002. The consolidated loss and loss expense ratio increased from 63.5% in the prior year to 64.7%. The consolidated underwriting expense ratio of 27.2% compares to 27.5% for the 2002 first quarter. All divisions produced an underwriting profit in the current quarter except for the small business workers' compensation division which improved upon its prior first quarter combined ratio by over 13 points as increased premium volume brought this division's expense ratio down 11 points.

Gary W. Miller, C.E.O. stated, "This quarter saw a continuation of meaningful premium volume increases with superior loss ratios in each of our lines of business. To increase volume while maintaining the underwriting discipline necessary to achieve our excellent combined ratio is satisfying and allows an optimistic view of the quarters ahead."

During the first quarter, the Company distributed a 5-for-4 stock split while maintaining the quarterly dividend rate at $.10 per share on the expanded number of shares outstanding.

Shareholders' equity increased $2.2 million from December 31, 2002 and totals $286.8 million at March 31, 2003. Dividend payments per share of $.10 and a reduction in unrealized capital gains for the quarter of $.08 led to a quarter end book value of $19.58, an increase of $.15 from year end 2002.


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                                       -2-


CONFERENCE CALL INFORMATION:
Baldwin & Lyons, Inc. has scheduled a conference call today at 11:00 AM (EST) to discuss results for the first quarter ended March 31, 2003. To gain access to the webcast of this call, please log on to http://www.vcall.com/EventPage.asp?ID=83501
-------------------------------------------
at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until July 30, 2003. You may also access the webcast through a link on our investor relations page at www.baldwinandlyons.com.
-----------------------

To participate via teleconference, investors may dial 800-374-1372 (U.S./Canada) or 706-634-7372 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through May 7, 2003 by calling 800-642-1687 or 706-645-9291 and referencing passcode 9534242.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and links to filings with the Securities and Exchange Commission.

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

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)                             Three Months Ended
                                                                      March 31,
                                                             -----------------------------
                                                                 2003            2002
                                                             -------------   -------------
Operating revenue                                                 $36,576         $26,776
Realized gains (losses)                                            (2,452)            835
                                                             -------------   -------------

                                            TOTAL REVENUE         $34,124         $27,611
                                                             =============   =============

Income before realized capital transactions                        $6,126          $4,916
Realized net gains (losses) on investments,
   net of federal income taxes                                     (1,594)            543
                                                             -------------   -------------

                                               NET INCOME          $4,532          $5,459
                                                             =============   =============

Per share data - diluted:
   Average number of shares                                        14,656          14,881

   Income before realized capital transactions                      $ .42           $ .33
   Realized net gains (losses) on investments                        (.11)            .04
                                                             -------------   -------------

                                               NET INCOME           $ .31           $ .37
                                                             =============   =============

Dividends paid to shareholders                                      $ .10           $ .08

Annualized return on average shareholders' equity:
   Operating income                                                  9.5%            7.7%

   Net income                                                        7.1%            8.6%

Consolidated combined ratio of insurance
   subsidiaries (GAAP basis)                                        91.9%           91.0%


[OBJECT OMITTED]
FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.